EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-40151) pertaining to the Fourth Amended and Restated 1989 Stock Option Plan of Silgan Holdings Inc., the Registration Statement (Form S-8 No. 333-106306) pertaining to the 2002 Non-Employee Directors Stock Option Plan of Silgan Holdings Inc. and the Registration Statement (Form S-8 No. 333-120695) pertaining to the 2004 Stock Incentive Plan of Silgan Holdings Inc. of our reports dated February 26, 2007, with respect to the consolidated financial statements and schedules of Silgan Holdings Inc., Silgan Holdings Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Silgan Holdings Inc., included in the Annual Report (Form 10-K) for the year ended December 31, 2006.

/s/ ERNST & YOUNG LLP

Stamford, Connecticut

February 26, 2007